Exhibit  4.1

                                      PROXY

     I, ___________________________ a shareholder of Prime Companies, Inc., a Delaware corporation ("Corporation"), do hereby appoint Norbert Lima and Stephen Goodman to be my proxy agents, with full power of substitution, and to vote all of my shares in the Corporation with respect to matters submitted to the shareholders at all meetings of the shareholders, or any adjournments thereof, and in all consents to any actions taken without a meeting. This appointment shall continue from this date until January 31, 2000 and during said period, Norbert Lima and Stephen Goodman shall have all the power that I would possess with respect to the voting of my shares and granting my consent.

1, hereby revoke all proxies previously given by me with respect to all my shares in the Corporation.

IN  WITNESS  WHEREOF,  I  have  executed  this  proxy.


Date:  ________________

                              _______________________________
                                   Shareholder